AMENDED AND RESTATED AGREEMENT

         This Amended and Restated Agreement (this "Agreement") is made and entered into this 22nd day of September, 2000 by and among Conseco Finance Corp. (the "Company"), Conseco, Inc. ("Conseco"), CIHC, Incorporated ("CIHC"), Green Tree Residual Finance Corp I ("Green Tree Residual"), Green Tree Finance Corp. B Five ("Green Tree Five") and Lehman Brothers Holdings Inc. (collectively with its direct and indirect subsidiaries "Lehman").

         WHEREAS, the Company, Conseco, CIHC and Lehman have entered into the Agreement dated May 11, 2000 (the "Original Agreement");

         WHEREAS, Lehman ALI Inc. (as assignee of Lehman Commercial Paper Inc.) has entered into the Asset Assignment Agreement dated as of February 13, 1998 with Green Tree Residual, the Master Repurchase Agreement dated as of September 30, 1999 with Lehman Brothers Inc., and the other agreements, instruments and documents delivered under or in connection therewith (such agreements, as amended, supplemented or otherwise modified from time to time, collectively the "Residual Facility Documents");

         WHEREAS, Lehman Commercial Paper Inc. and Green Tree Finance Corp. B Five ("Green Tree Five") have entered into the Amended and Restated Repurchase Agreement dated May 9, 2000 (the "Repurchase Agreement") and the other agreements, instruments and documents delivered under or in connection therewith (such agreements, as amended, supplemented or otherwise modified from time to time, collectively the "Warehouse Facility Documents");

         WHEREAS, Conseco has entered into the Facilities (as defined in the Credit Agreement dated as of September 25, 1998 among Conseco, the lenders party thereto and Bank of America, N.A., as agent, as amended on the date hereof) (such Facilities, collectively the "Existing Bank Facilities");

         WHEREAS, the parties hereto desire to amend and restate the Original Agreement on the Effective Date (as defined in Section 1 below) to (a) modify certain provisions in the Original Agreement, including the provision restricting distributions to Conseco, (b) add additional covenants on the part of Conseco and the Company, and (c) provide for the delivery of amendments to the Residual Facility Documents and the Warehouse Facility Documents;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Effective Date. The following conditions shall be satisfied on the date on or prior to September 22, 2000 (the date on which such conditions are satisfied is the "Effective Date"):

         (a) All documentation to be entered into in connection with the restructuring by Conseco of the Existing Bank Facilities (such agreements, as amended, supplemented or otherwise modified from time to time, the "New Bank Facility Documents") shall be in form and substance and on terms satisfactory to Lehman, and all conditions precedent to the effectiveness thereof shall have been satisfied on or prior to the Effective Date.

         (b) There shall not have occurred any material default or any event of default under any of the Original Agreement, the Warehouse Facility Documents or the Residual Facility Documents.

         (c) There shall have occurred no material adverse change in the financial markets generally (including without limitation the repurchase markets) from that which existed on September 11, 2000 which, in the reasonable judgment of Lehman, renders it impractical or inadvisable to enter into the transactions contemplated hereby.

         (d) All fees and expenses of Lehman incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation the reasonable fees and expenses of counsel to Lehman, and all other fees and expenses owing to Lehman under the Original Agreement, the Residual Facility Documents, the Warehouse Facility Documents through and including the Effective Date) and all other fees and expenses due and payable on the Effective Date shall have been paid.

         (e) A portion of the principal amount outstanding under the intercompany note issued by the Company to Conseco dated May 11, 2000 in an amount not less than $750 million shall have been converted by Conseco into redeemable preferred stock (the "Preferred Stock") with an annual dividend rate not to exceed 9% per annum.

         (f) Lehman shall have received (1) this Agreement, duly executed and delivered by the parties thereto; (2) amendments to the Residual Facility Documents in form and substance satisfactory to Lehman, duly executed and delivered by the parties thereto; (3) amendments to the Warehouse Facility Documents in form and substance satisfactory to Lehman, duly executed and delivered by the parties thereto; (4) a fee letter in form and substance satisfactory to Lehman, duly executed and delivered by the parties thereto;
     (5) a copy of the note by the Company in favor of CIHC evidencing indebtedness of $1,460,799,080, in form and substance satisfactory to Lehman (the "Intercompany Note"), duly executed and delivered by the Company, together with a copy of the prior note or notes evidencing the intercompany indebtedness marked "cancelled"; (6) a side letter in form and substance satisfactory to Lehman, duly executed and delivered by the parties thereto; (7) the guaranty by CIHC in form and substance satisfactory to Lehman (the "CIHC Guaranty"), duly executed and delivered by CIHC; and (8) a copy of all documentation necessary to effect the conversion and the issuance of Preferred Stock referred to in clause (e) above (each of the foregoing, together with the Residual Facility Documents, the Warehouse Facility Documents and the New Bank Facility Documents, collectively the "Transaction Documents").

         (g) Lehman shall have received certified copies of (a) resolutions of the Board of Directors of each of Conseco, the Company, CIHC, Green Tree Five, Green Tree Residual and authorizing each such party to enter into this Agreement and each other Transaction Document to which it is a party and the transactions contemplated hereby and thereby and (b) the New Bank Facilities.

         (h) Lehman shall have received a favorable opinion of counsel to each of Conseco, the Company, CIHC, Green Tree Residual and Green Tree Five as to the matters relating to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, in form and substance satisfactory to Lehman.

         (i) A certificate signed by the applicable officer of each of Conseco, the Company, CIHC, Green Tree Residual and Green Tree Five certifying that:

               (x) The representations and warranties contained in the Transaction Documents to which such Person is a party are correct on and as of the date of such certificate as though made on and as of such date, and

               (y) no event has occurred and is continuing which constitutes a Default or an Event of Default. For purposes of this Agreement, "Default" means the occurrence of any event which, with the giving of notice or the passage of time or both would become an Event of Default, and "Event of Default" means any "event of default" under and as defined in any Transaction Document.

         (j) Lehman shall have received all Securities (as defined in the Residual Facility Documents) constituting B2 Securities that are required by the terms of the Residual Facility Documents to be delivered on or prior to the Effective Date.

         (k) A certificate in the form required under Section 4.1(d)(i) (it being understood that Lehman waives the requirement therein for delivery at least 3 business days prior to the transfers to be made on the Effective
     Date).

2.   Affiliate Transactions.

     2.1 Repayment of Existing Intercompany Indebtedness. The Company shall not directly or indirectly repay any indebtedness for borrowed money outstanding on the date hereof owed to Conseco or any Affiliate (as defined below) thereof except as provided on Exhibit A hereto. The term "Affiliate" means any Person (as defined below) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the person specified, provided however, that for purposes of all sections of this Agreement other than Sections 9 and 13.4 the term "Affiliate" shall not include any direct or indirect majority-owned subsidiaries of the Company. The term "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organization.

     2.2 Dividend Restrictions. The Company shall not directly or indirectly pay any dividends, or purchase, redeem, retire, defease or otherwise acquire for value or establish a sinking fund with respect to any preferred stock, or make any distributions or transfer any assets of the Company to Conseco or any of its Affiliates, in each case except as provided on Exhibit A hereto.

     2.3 Restrictions on Other Affiliate Transactions. The Company shall not effect any transactions or enter into, amend, modify or waive any agreement, arrangement or understanding (including without limitation any guaranty, loan, note (including without limitation the Intercompany Note), or extension of credit by or to the Company) with Conseco or any of its Affiliates, or make any payments thereunder, except (i) as provided on Exhibit A hereto, (ii) that the Company may borrow funds and/or obtain extensions of credit from Conseco and any of its Affiliates at any time and from time to time during the term hereof but none of such indebtedness shall be due, payable or paid except for short-term loans made by Conseco or an Affiliate to the Company to provide the Company with liquidity pending receipt of funding from other sources which is expected to be received within seven business days of such loan provided such funding is actually received, whether or not within such period, (iii) that the Company may borrow funds from Conseco at any time and from time to time in an amount not to exceed $250,000,000 outstanding at any time provided that each such loan is made in accordance with the terms set forth in Section 4.09(a) of the Credit Agreement dated as of September 25, 1998 (the "Five-Year Credit Agreement") among Conseco, the lenders party thereto and Bank of America, N.A., as agent, as amended as of the Effective Date and (iv) that the Company may enter into agreements, arrangements or understandings with Conseco or any of its Affiliates (other than those covered by clauses (ii) and (iii) above) upon terms no less favorable to the Company than the Company could obtain from third parties in arms length transactions. Nothing in this Agreement shall be deemed to prohibit the Company from paying interest on any indebtedness incurred by the Company after the date hereof in accordance with clause (ii) above, provided that the interest rate paid shall not exceed the interest rate charged on the Intercompany Note.

     2.4 Tax Sharing Agreement. Conseco shall (and shall cause its Affiliates to) pay to the Company when due any and all amounts owed to the Company by Conseco (or any Affiliate of Conseco) under the Consolidated Federal Income Tax Agreement as in effect on May 11, 2000 (the "Tax Sharing Agreement") among Conseco, the Company, and the other Conseco Affiliates party thereto.

     2.5 Intercompany Receivables. Conseco shall (and shall cause its Affiliates to) pay interest on any amount owed by Conseco or any of its Affiliates to the Company or any subsidiary thereof as of May 11, 2000 a rate per annum equal to 150 basis points in excess of the London interbank offered rate for a three-month period, as published in The Wall Street Journal. Such interest shall be paid monthly.

     2.6 Maintenance of Separate and Independent Corporate Identities. The Company, CIHC and Conseco shall maintain separate and independent corporate identities and shall observe separate and independent corporate formalities related thereto. Without limiting the generality of the foregoing, each of Conseco and CIHC, on the one hand, and the Company, on the other, shall (i) maintain separate and independent (A) business locations, (B) operating accounts, (C) employees, (D) assets and liabilities, and (E) proceeds from the sale of each entity's respective stock (it being recognized that an immaterial sharing of employees and facilities may occur so long as there is an appropriate allocation of costs relating thereto) and (ii) not commingle any funds or other assets.

     2.7 No Guaranty of Indebtedness. Without limiting the generality of Section 2.3, the Company shall not assume or guaranty any indebtedness of Conseco or any Affiliate thereof.

     2.8 Notice of Dividend Payments. The Company shall not declare or pay any dividend or make any other distribution, direct or indirect, on account of the Common Stock of the Company unless written notice of such dividend or other distribution is given to Lehman at least 5 business days' prior to the record date for such dividend or other distribution. The obligations of the Company under this covenant shall terminate upon the exchange of the Warrant pursuant to
Section 12 hereof.

30 Maintenance of Financing Facilities And Obtaining Commitments. The Company shall use commercially reasonable efforts to maintain the Company's current warehouse financing facilities with parties other than Lehman and to obtain commitments thereunder similar to the commitments provided by Lehman under the applicable warehouse financing facilities, provided that the Company may replace such warehouse financing facilities with facilities having substantially similar or more favorable terms to those currently in existence or proposed by an existing lender to the Company.

40   Additional Covenants.

     4.1 Financial Reporting By the Company. The Company shall furnish to Lehman the following:

         (a) Monthly. (i) As soon as available but not later than 30 days after the end of each month commencing with December 2000 financial information regarding the Company consisting of consolidated unaudited balance sheets as of the close of such month and the related statements of income and cash flow for such month, in each case certified by the chief executive officer, chief operating officer, chief financial officer or treasurer, or any other officer having substantially the same authority and responsibility, including any vice president with responsibility for or knowledge of financial matters (a "Responsible Officer"), of the Company as fairly presenting the consolidated financial position of the Company and its subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination ("GAAP"); (ii) as soon as available but not later than 15 days after the end of each month commencing with December 2000, a budget forecast for cash use by the Company for the two month period then commencing, setting forth sources and uses of such cash by the Company for such period, certified by a Responsible Officer of the Company; (iii) as soon as available but not later than 15 days after the end of each month commencing December 2000, a certificate of a Responsible Officer of the Company stating that, to the best knowledge of such officer, no Default or Event of Default has occurred and is continuing, or if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action which the Company proposes to take with respect thereto; and (iv) as soon as available but not later than the 20th day in each calendar month commencing with December 2000, a report prepared by management of the Company setting forth in reasonable detail (A) all principal and interest payments received in respect of all Purchased Securities, Additional Purchased Securities and Pledged Assets (in each case as defined in the Residual Facility Documents) for the immediately preceding month, (B) an analysis of the aging (or other applicable measurement as agreed to by the parties) by each category of asset for all Purchased Eligible Assets (as defined in the Warehouse Facility Documents) and (C) a schedule calculating the applicable advance rates based upon assets pledged and actual advances in respect of all Purchased Eligible Assets;

         (b) Quarterly. (i) As soon as available but not later than 60 days after the end of each fiscal quarter of each of the first three fiscal quarters of each fiscal year, (A) financial information regarding the Company and its subsidiaries consisting of consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the fiscal year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of the Company as fairly presenting the consolidated financial position of the Company and its subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP, (B) forecasts prepared by management of the Company for each of the succeeding months for a twelve month period setting forth in reasonable detail the projected origination level, operating cost and estimate of the net interest margin assumptions and resulting cash flow, balance sheet and income statement as at the end of each such month and such twelve-month period, together with a statement of all the material assumptions on which such forecasts are based; and (C) a compliance certificate of a Responsible Officer of the Company setting forth in reasonable detail the calculations used in determining the financial covenants set forth in Section 4.4 and demonstrating compliance with all such financial covenants;

         (c) Annual. As soon as available but not later than 120 days after the end of each fiscal year of the Company, (i) copies of the audited consolidated balance sheet of the Company and its subsidiaries and the unaudited consolidating balance sheet of the Company and its subsidiaries as at the end of such year and the related consolidated statements of earnings, shareholders' equity and cash flows for such year, setting forth in the case of the audited consolidated statements in comparative form the figures for the previous fiscal year, and accompanied by an opinion of PricewaterhouseCoopers or another nationally recognized independent accounting firm which report shall state that such audited consolidated financial statements present fairly the financial positions and result of operations of the Company and its subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, except as stated therein, (such opinion shall not be qualified or limited because of a restricted or limited examination by such auditors of any material portion of the Company's or any subsidiary's records); and (ii) a compliance certificate of a Responsible Officer of the Company setting forth in reasonable detail the calculations used in determining the financial covenants set forth in
     Section 4.4 and demonstrating compliance with all such financial covenants for all applicable periods during such fiscal year.

         (d) Minimum Liquidity Amount Test. As soon as available but at least 3 business days prior to any proposed dividend, distribution or transfer by the Company to Conseco or any of its Affiliates permitted under Items 4 or 5 of Exhibit A, the Company shall furnish to Lehman (i) a certificate prepared by the management of the Company showing in reasonable detail (a) the calculations used in determining the Liquidity Amount and the Liquidity Threshold and demonstrating compliance with the Minimum Liquidity Amount Test, before and after giving effect to such dividend, distribution or transfer, and (b) describing the nature and material terms (including the proposed amounts) and conditions of such proposed dividend, distribution or transfer, identifying whether the event giving rise to such proposed action is set forth on Schedule I to Exhibit A, certified by a Responsible Officer of the Company; and (ii) certificate of a Responsible Officer of the Company stating that, to the best knowledge of such officer, (a) no Default or Event of Default has occurred and is continuing and (b) there is no significant reasonably anticipated cash need of the Company or any of its subsidiaries in excess of projected cash sources for the thirty day period following such dividend, distribution or transfer.

         (e) Default Notices. The Company shall promptly notify Lehman in writing of the occurrence of any Default or Event of Default under any Transaction Document.

         (f) Other. Promptly, but in any event not later than 10 business days after Lehman's request therefor, a report prepared by management of the Company setting forth in reasonable detail (x) all principal and interest payments received in respect of all assets other than the Purchased Securities, Additional Purchased Securities and Pledged Assets for the applicable thirty day period, such payment schedule to provide such information as per each category of asset, (y) an analysis of the aging (or other applicable measurement as agreed to by the parties) by each category of asset for all such assets and (z) a schedule calculating the applicable advance rates based upon assets pledged and actual advances in respect of such assets financed by a Person other than a party hereto.

         The parties agree that it shall not constitute a breach of the applicable requirements set forth above if any financial statements required to be delivered under clauses (b) or (c) above are filed pursuant to a filing with the Securities and Exchange Commission within the required time period and delivered promptly thereafter by the Company to Lehman.

     4.2 Financial Reporting By Conseco. Conseco shall furnish to Lehman (a) promptly after the furnishing thereof, but not later than 5 days thereafter, copies of all compliance certificates and other financial reports furnished to the lenders pursuant to the New Bank Facility Documents, and (b) written notice of the occurrence of any Default or Event of Default under any Transaction Document.

     4.3 Compliance with Transaction Documents. Each of Conseco, the Company, CIHC, Green Tree Residual and Green Tree Five shall comply with all terms, covenants or agreements contained in any Transaction Document (including without limitation the Transaction Documents referred to in Section 1(f)(4) and (6)) on its part to be performed or observed within the applicable grace period, if any, specified in the relevant Transaction Document.

     4.4 Financial Covenants.

         The Company on a consolidated basis with its subsidiaries shall:

               (i) at all times commencing December 31, 2000, maintain an Adjusted Tangible Net Worth of at least $1,950,000,000;

               (ii) for the three-month period ending on the last day of the fiscal quarter ending December 31, 2000, the six-month period ending on the last day of the fiscal quarter ending March 31, 2001, the nine-month period ending on the last day of the fiscal quarter ending June 30, 2001, the twelve-month period ending on the last day of the fiscal quarter ending September 30, 2001, and the twelve-month period ending on the last day of each subsequent fiscal quarter, maintain a Fixed Charge Coverage Ratio of not less than 1.0:1.0;

               (iii) at all times commencing December 31, 2000, maintain a ratio of GAAP Net Worth to Total Managed Receivables of not less than 4:100;

               (iv) for each fiscal quarter commencing with the fiscal quarter ending December 31, 2000, maintain a ratio of Non-Warehouse Debt to GAAP Net Worth of not more than 1.0:2.0;

               (v) for the three-month period ending on the last day of the fiscal quarter ending December 31, 2000, the six-month period ending on the last day of the fiscal quarter ending March 31, 2001, the nine-month period ending on the last day of the fiscal quarter ending June 30, 2001, the twelve-month period ending on the last day of the fiscal quarter ending September 30, 2001, and the twelve-month period ending on the last day of each subsequent fiscal quarter, maintain positive Operating Cash Flow; and

               (vi) on any date a dividend, distribution or other transfer is permitted hereunder to be made by the Company to Conseco or any of its Affiliates under Items 4 or 5 on Exhibit A, maintain on such date the Liquidity Amount of not less than the Liquidity Threshold, before and after giving effect to such dividend, distribution or transfer (such requirement, the "Minimum Liquidity Amount Test").

         For purposes of this Section 4.4:

         "Adjusted Tangible Net Worth" means, at any date, the sum of (a) GAAP Net Worth plus (b) the amount of intercompany indebtedness converted to Preferred Stock on the Effective Date in accordance with Section 1(e) (to the extent such Preferred Stock is not included in GAAP Net Worth), plus (c) writedowns after the Effective Date of all IOs and capitalized servicing rights of the Company and its subsidiaries, in an aggregate amount not to exceed $450,000,000, minus (d) any indebtedness owing by Conseco or any of its Affiliates (other than the Company or any Subsidiary thereof) to the Company or any Subsidiary thereof as of such date, minus (e) any amount that would be included on the consolidated balance sheet of the Company as goodwill and deferred charges in accordance with GAAP.

         "Cash Equivalents" means (a) securities issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers' acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) which, at the time of acquisition, are rated at least "A-1" by Standard & Poor's Rating Services ("S&P") or "P-1" by Moody's Investors Services, Inc. ("Moody's"), (c) commercial paper of an issuer rated at least "A-1" by S&P or "P-1" by Moody's, and (d) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) through (c) above, (ii) has net assets of not less than $500,000,000 and (iii) is rated at least "A-1" by S&P or "P-1" by Moody's; provided, however, that the maturities of all obligations of the type specified in clauses (a) through (c) above shall not exceed 180 days.

         "Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) Pre Tax Operating Income for such period to (b) Interest Expense for such period.

         "GAAP Net Worth" means, at any date, the stockholders' equity that would be reflected on a consolidated balance sheet of the Company and its subsidiaries at such date prepared in accordance with GAAP, inclusive of Preferred Stock, to the extent such Preferred Stock is not included in stockholders' equity in accordance with GAAP.

         "Interest Expense" means, for any period, all interest paid or accrued during such period by the Company and its subsidiaries on a consolidated basis, determined in accordance with GAAP.

         "IOs" means interest only securities.

         "Liquidity Amount" means, on any date, the sum of Unrestricted Cash and Cash Equivalents (including an amount not to exceed $150,000,000 in liquidity available at Conseco Bank, Inc. and other banking subsidiaries of the Company plus the aggregate amount available to be drawn under all committed and uncommitted facilities to which the Company, Green Tree Residual, Green Tree Five or any other Affiliate is a party, and calculated on the basis of eligible excess collateral pledged to the lender thereunder multiplied by the advance rate applied by such lender to such collateral). For purposes hereof, the Liquidity Amount shall be calculated as of any date that the Minimum Liquidity Amount Test is to be measured by determining the average of Unrestricted Cash, Cash Equivalents and other such available amounts for the 30-day period ending on and including such date.

         "Liquidity Threshold" means $250,000,000 plus an amount equal to (a) 50% of cash up to $100,000,000 generated by the Company at any time from and after the date hereof and (b) 25% of cash generated by the Company in excess of such $100,000,000, provided that the aggregate amount of the Liquidity Threshold shall not exceed $350,000,000, and provided further that the calculation of cash generated by the Company for purposes of this definition shall not include operating cash flow operated in the normal course of business or net cash proceeds actually received by the Company from those asset sales and other events set forth on Schedule I to Exhibit A.

         "Net Income" means, for any period, with respect to the Company and its subsidiaries on a consolidated basis (other than any subsidiary which is prohibited from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), cumulative net income earned during such period as determined in accordance with GAAP.

         "Non-Warehouse Debt" means, at any time, all indebtedness of the Company for borrowed money (including without limitation all liabilities in respect of deposit products, notes payable, note payables to Conseco (net of receivables due from Conseco), bonds and other indebtedness) less the sum of Unrestricted Cash and Cash Equivalents at such time plus the book value of all finance receivables and plus 85% of servicing advance receivables.

         "Operating Cash Flow" means, for any period, cash flow from the operations of the Company for such period (as reported under "Cash Flow From Operations" in the Company's statements of cash flow filed with the Securities and Exchange Commission) for such period.

         "Pre Tax Operating Income" means, for any period, Net Income for such period, plus (a) income and franchise taxes paid or accrued during such period,
(b) Interest Expense, (c) losses derived from discontinued operations of the Company and its subsidiaries during such period and (d) extraordinary losses and non-recurring losses of the Company and its subsidiaries in an amount with respect to IOs and capitalized servicing rights of the Company and its subsidiaries not to exceed $450,000,000 in the aggregate minus (a) income derived from discontinued operations of the Company and its subsidiaries during such period and (b) extraordinary gains and non-recurring gains of the Company and its subsidiaries.

         "Total Managed Receivables" means, for any period, the "averaged managed receivables", as such term is reported in the related filing with the Securities and Exchange Commission for such period.

         "Unrestricted Cash" means, at any date, all available cash on deposit in bank accounts of the Company, provided the accounts into which such cash is deposited are not subject to any lien, security interest or control agreement or otherwise encumbered (excluding customary rights of set-off) or restricted in any way. No new borrowings after the Effective Date from Conseco or its Subsidiaries shall constitute Unrestricted Cash other than the amounts not to exceed $50,000,000 in the aggregate received pursuant to Section 4.09(a)(i)(x) of the Five-Year Credit Agreement as in effect on the Effective Date.

     4.5 Other Agreements. None of Conseco, the Company, Green Tree Residual or Green Tree Five shall enter into any agreement containing any provision which
(a) would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith or (b) prohibits or restricts the ability of any such Person to amend or otherwise modify this Agreement or any other document executed in connection herewith. The documentation governing any guarantee by CIHC of any of the obligations under the New Bank Facility Documents (including any related subordination arrangements) shall not at any time be materially more favorable to the beneficiaries thereof than the CIHC Guaranty.

     4.6 Application of Payments. Each of CIHC and Conseco shall apply all amounts received from any dividend, distribution or transfer permitted to be made under Item 5 of Exhibit B after the Effective Date as follows: first, to any unpaid interest accruing on the Intercompany Note; second, to repay or prepay principal of the Intercompany Note or an increase in any intercompany receivable; third, to dividends on the Preferred Stock; fourth, to the redemption of the Preferred Stock; and fifth, as a common stock dividend.

     4.7 Conduct of Business. Each of Conseco and the Company shall, and shall cause their respective subsidiaries to, pay and discharge when the same becomes due and payable all obligations owing therefrom, consistent with past practice.

     4.8 Certain Actions. Neither Conseco nor the Company, nor any of their respective directors or officers, shall take any action, and the Company shall not permit any of its subsidiaries to take any action, in connection with any sale, assignment, lease, encumbrance, transfer, contribution or disposition of any material assets or property of the Company, which would be inconsistent with their respective fiduciary duties under Delaware law to Lehman (or any assignee of Lehman) as the holder of the Warrant referred to in Section 12 hereof. Notwithstanding any other provision of this Agreement, the Warehouse Facility Documents, the Residual Facility Documents or the New Bank Facility Documents, a breach of this Section 4.8 shall not constitute an Event of Default under the Warehouse Facility Documents, the Residential Facility Documents or the New Bank Facility Documents.

     4.9 No Restriction on Certain Dispositions. Except in the ordinary course of business, none of Conseco, the Company, Green Tree Residual or Green Tree Five shall enter into any agreement which directly or indirectly prohibits or restricts the ability of the Company or any of its subsidiaries to sell, assign, lease, transfer, contribute, convey, issue or dispose of, or grant any rights with respect to (a) loans, leases, receivables, installment contracts and other financial products originated, acquired, sold or securitized by the Company or any of its subsidiaries or (b) interests in or components of any interest, including servicing fees, retained by the Company or any of its subsidiaries relating to the sale or securitization of loans, leases receivables or installment contracts, which constitutes either an interest only security or a servicing right asset in accordance with GAAP.

50   Board Matters.

     5.1 Independent Board Member. Concurrently herewith, Conseco shall nominate an Independent Director (as defined in the certificate of incorporation of the Company) to the Company's Board of Directors (the "Independent Board Member"). The Independent Board Member shall be subject to Lehman's consent and approval, which shall not be unreasonably delayed. Conseco and the Company agree to take all action within their respective power (including, without limitation, the voting of capital stock of the Company owned by Conseco and any of its Affiliates) required to cause the Board of Directors of the Company to at all times include such nominee (and any replacement nominee) as a director of the Company's Board of Directors.

     5.2 Vacancies. If, prior to election to the Board of Directors of the Company pursuant to Section 5.1 hereof, any Independent Board Member shall be unable or unwilling to serve as a director of the Company, Conseco shall promptly nominate a replacement in accordance with Section 5.1 hereof, who shall then be the Independent Board Member for purposes of this Section 6. If, following an election to the Board of Directors of the Company pursuant to this
Section 6, any Independent Board Member shall resign or be removed or be unable to serve for any reason prior to the expiration of his term as a director of the Company, Conseco shall notify the Board of Directors of the Company in writing of a replacement Independent Board Member, and either (i) Conseco shall vote its shares of capital stock of the Company, at any regular or special meeting called for the purpose of filling positions on the Board of Directors of the Company or by written consent executed in lieu of such a meeting of stockholders, and shall take all such other actions necessary to ensure the election to the Board of Directors of the Company of such replacement Independent Board Member to fill the unexpired term of the Independent Board Member whom such new Independent Board Member is replacing or (ii) the remaining members of the Board of Directors (whether or not constituting a quorum) shall elect such replacement Independent Board Member to fill the unexpired term of the Independent Board Member who such new Independent Board Member is replacing.

     5.3 Observer Designee. Lehman shall be entitled to have one designee (an "Observer Designee") attend all of the meetings of the Board of Directors (and each committee thereof) of the Company, in each case other than those portions (if any) of any meeting (a) dealing with (i) the Company's obligations to Lehman or Lehman's Affiliates, (ii) matters reasonably expected to be adverse to Lehman or (iii) matters the disclosure of which to Lehman could reasonably be expected to be adverse to the Company or (b) where necessary to protect the attorney-client privilege of any matter material to the Company. The Observer Designee shall not be entitled to vote on any matters presented to the Board of Directors or to such committees. The Company shall give notice, including, without limitation, any proposed agenda, to Lehman of each such meeting at the same time and in the same manner as the members of the Board of Directors (or any committee thereof) receive notice of such meetings. Lehman shall be entitled to receive all written materials and other information given to the directors of the Company in connection with such meetings at the same time such materials are given to such directors. If the Company proposes to take action by written consent in lieu of a meeting of its Board of Directors, the Company shall give a copy of such consent to Lehman at the same time as the members of the Board of Directors. Such Observer Designee shall maintain the confidentiality of all confidential information of the Company, provided that such Observer Designee may share such information with Lehman.

     5.4 Costs and Expenses. The Company shall pay all reasonable out-of-pocket expenses incurred by the Independent Board Member and the Board Observer in connection with their participation in meetings of the Board of Directors (and committees thereof) of the Company. The Company shall also pay the Independent Board Member customary and appropriate retainer and fees as may be mutually agreed upon by the Company and such Independent Board Member. The Company and such Independent Board Member shall negotiate such retainer and fees in good faith so as to ensure that such amounts are customary and appropriate.

60   Restrictions on Transfer of Stock

     6.1 Tag Along Right.

         (a) No Stockholder (as defined below) shall Transfer (as defined below) any Stock (as defined below), if, after giving effect to all prior Transfers from and after the date hereof by such Stockholder such Transfers constitute more than ten percent (10%) of the Common Stock (as defined below) owned by all Stockholders on the date hereof, in a single transaction or related series of transactions, to any Purchaser (as defined below) unless the terms and conditions of such sale, transfer or other disposition (the "Tag Along Sale") to such Purchaser shall contain an offer to each Potential Seller (as defined below) to include in such Tag Along Sale such number of shares of Common Stock as is determined in accordance with Section 6.1(b) below. At least 15 days prior to effecting any Tag Along Sale, such selling Stockholder (the "Selling Stockholder") shall promptly cause the terms and conditions of the Tag Along Sale to be reduced to a reasonably detailed writing (which writing shall identify the Purchaser and shall include the offer to Potential Sellers to purchase or otherwise acquire their Common Stock according to the terms and subject to the conditions of this Section 6), and shall deliver, or cause the Purchaser to deliver, written notice (the "Notice") of the terms of such Tag Along Sale to each Potential Seller. The Notice shall be accompanied by a true and correct copy of the agreement, if any, embodying the terms and conditions of the proposed Tag Along Sale or such written summary thereof if there is no agreement. At any time after receipt of the Notice (but in no event later than 10 business days after receipt), each Potential Seller may accept the offer included in the Notice for up to such number of its shares of Common Stock as determined in accordance with the provisions of Section 6.1(b) below, by furnishing irrevocable written notice of such acceptance to the Selling Stockholder and to the Purchaser.

         (b) In the event that any Potential Seller elects to accept the offer included in the Notice described in Section 6.1(a) above, such Potential Seller (the "Included Stockholder") shall have the right to sell, transfer or otherwise dispose of such number of its shares of Common Stock pursuant to, and upon consummation of, the Tag Along Sale which is equal to the product of (X) the total number of shares of Common Stock owned by the Included Stockholder and (Y) a fraction, the numerator of which shall equal the total number of shares of Common Stock to be sold to the Purchaser by the Selling Stockholder, and the denominator of which shall equal the total number of shares of Common Stock owned by the Selling Stockholder. If the Purchaser is not willing to purchase such additional shares, the number of shares to be sold by the Selling Stockholder and the Included Stockholders shall be proportionately reduced.

         (c) The purchase of Stock pursuant to this Section 6 shall be made on the same terms (including, without limitation, the per share consideration and method of payment, and the date of sale, transfer or other disposition), and subject to the same conditions, if any, as are provided to the Selling Stockholder and stated in the Notice.

         (d) Upon the consummation of the disposition of Stock to the Purchaser pursuant to the Tag Along Sale, the Selling Stockholder shall (i) cause the Purchaser to remit directly to each Included Stockholder the sales price of its Stock disposed of pursuant thereto, and (ii) furnish such other evidence of the completion and time of completion of such disposition and the terms thereof as may reasonably be requested by such Included Stockholder.

         (e) If a Potential Seller has not delivered to the Selling Stockholder and to the Purchaser written notice of its acceptance of the offer contained in the Notice within 10 business days after the receipt of such Notice, it shall be deemed to have waived any and all rights pursuant to this Section 6 with respect to the disposition of its Stock described in the Notice, and the Selling Stockholder shall have 45 days (calculated from the first day next succeeding the expiration of the 10 business day acceptance period described above), in which to dispose of the aggregate amount of Stock described in the Notice to the Purchaser identified in the Notice, on terms not more favorable to the Selling Stockholder than those which were set forth in the Notice. If a Potential Seller has delivered irrevocable written notice of acceptance as described in the preceding sentence and, if after 30 days following receipt of the Notice, the Selling Stockholder and the Purchaser shall not have completed the disposition of Stock to be sold in connection therewith in accordance with the terms of the Tag Along Sale, all the restrictions on the disposition of Stock contained in this Section 6 shall again be in force and effect.

     6.2 Drag-Along Right.

         (a) If a Stockholder proposes to Transfer to any Purchaser a number of shares of Stock which represents at least a majority of the outstanding shares of Common Stock on a fully-diluted basis (the "Transferred Shares") then, at the election of such holder or holders (a "Drag Along Seller"), each other Stockholder (each, a "Drag Along Stockholder") shall be required to sell to such Purchaser (a "Drag Along Sale") a number of shares of Stock determined by the Drag Along Seller up to the total number of shares of Stock then held by such Drag Along Stockholder (the "Drag Along Shares"). If the percentage of any Drag Along Stockholder's Stock required to be sold as Drag Along Shares exceeds the percentage of the Drag Along Seller's Stock to be sold to Purchaser in a Drag Along Sale, Drag Along Seller, shall, at its sole expense, arrange for the delivery of a fairness opinion by an investment banking firm of nationally recognized standing acceptable to such Drag Along Stockholder (which acceptance shall not be unreasonably withheld or delayed). Such fairness opinion shall confirm that the terms of the Drag Along Sale are fair to the Drag Along Stockholders from a financial point of view.

         (b) The Drag Along Seller shall deliver to each Drag Along Stockholder written notice (the "Drag Along Notice") of any sale to be made pursuant to
     Section 6.2(a) above, which notice shall set forth the consideration to be paid by the Purchaser for each Transferred Share, the number of Transferred Shares to be sold by the Drag Along Seller, the number of shares to be sold by each Drag Along Stockholder, and the other terms and conditions, if any, of such transaction. Pending consummation of the Drag Along Sale, the Drag Along Seller shall promptly notify each Drag Along Stockholder of any changes in the proposed timing for the Drag Along Sale and any other material developments in connection therewith. The Drag Along Sale shall be on the same terms and conditions as the sale of the Transferred Shares by the Drag Along Seller. The Drag Along Stockholder shall only be required to give representations and warranties as to its due organization, its due authorization and title to the Drag Along Shares and shall only be required to indemnify for breach of its own representations and warranties.

         (c) If, within 15 days after the Drag Along Seller provides the Drag Along Notice, no sale of the Transferred Shares owned by the Drag Along Seller or the Drag Along Stockholder in accordance with the provisions of this Section 6 shall have been completed, the Drag Along Sale shall be terminated for purposes hereof.

         (d) Simultaneously with the consummation of the sale of the Transferred Shares pursuant to this Section 6 the Drag Along Seller shall cause the Purchaser to remit directly to the Drag Along Stockholder the consideration with respect to the Drag Along Shares and shall furnish such other evidence of the completion and time of completion of such sale and terms and conditions, if any, thereof as may reasonably be requested by the Drag Along Stockholder.

         (e) The provisions of this Section 6, however, shall remain in effect for any subsequent proposed sale.

     6.3 Permitted Dispositions of Stock. Each Stockholder shall be entitled to directly or indirectly Transfer all or any portion of its Stock to any Affiliate of such Stockholder, and no such Transfer (other than a Transfer to a Purchaser) shall give rise to any rights under Sections 6.1 or 6.2. No Transfer may be made under this Section 6.3 unless the Person acquiring the shares of Stock pursuant to such Transfer agrees in writing to be bound by the provisions of this Section
6. No Transfer permitted by this Section 6.3 shall relieve the Stockholder effecting such Transfer from its obligations hereunder.

     6.4 Definitions. For the purposes hereof, the following terms have the respective meanings:

         (a) "Common Stock" means the common stock, $.01 par value, of the Company.

         (b) "Potential Seller(s)" means any Stockholder other than the Selling Stockholder.

         (c) "Purchaser" means any Person to which shares of Stock are proposed to be Transferred, but shall not include:

               (i) any Person 30% or more of the fully diluted capital stock or other equity or ownership interests of which are directly or indirectly owned by the Selling Stockholder(s) and/or any Affiliates thereof (in the case of a Tag Along Sale) or the Drag Along Seller(s) and/or any Affiliates thereof (in the case of a Drag Along Sale); or

               (ii) any Person 30% or more of the voting power of which is directly or indirectly owned by the Selling Stockholder(s) and/or any Affiliates thereof (in the case of a Tag Along Sale) or the Drag Along Seller(s) and/or any Affiliates thereof (in the case of a Drag Along Sale).

         (d) "Stock" means (i) Common Stock, (ii) any capital stock into which such common stock may be changed or converted, (iii) capital stock of the Company of any other class (regardless of how denominated) issued to the holders of shares of Common Stock upon any reclassification thereof which is also not preferred as to dividends or assets on liquidation over any other class of stock of the Company and which is not subject to redemption,
     (iv) shares of common stock of any successor or acquiring corporation received by or distributed to the holders of Common Stock of the Company and (v) any warrant, option or other right exercisable for or convertible into capital stock of the Company (including without limitation that certain Warrant, dated May 11, 2000, issued by the Company to Lehman), together with any shares of capital stock of the Company issued upon the exercise or conversion thereof. For purposes of all calculations under this
     Section 6, any warrants, options and other rights referred to in Section 6.4(c)(v) shall be assumed to have been fully vested, exercised, and converted, as the case may be, immediately prior to any such calculation, and shall be treated for purposes of such calculations as the number of shares of Common Stock into which such warrants, options and other rights are exercisable or convertible.

         (e) "Stockholders" means each of the parties hereto and their respective successors and assigns (other than the Company), whom on the date hereof are holders of shares of Stock (including without limitation Lehman).

         (f) "Transfer(s)" means to directly or indirectly, transfer, sell, assign, donate, contribute, or otherwise voluntarily or involuntarily dispose of.

     6.5 Non-Cash Consideration. Notwithstanding anything in this Section 6 to the contrary, if (i) the consideration payable for shares of Stock to be sold in a Tag Along Sale or a Drag Along Sale consists of property other than cash ("Non-Cash Consideration") and (ii) the Purchaser acquiring such shares so requests in writing, each Included Stockholder or Drag Along Stockholder (collectively, "Holders") shall receive cash in lieu of Non-Cash Consideration that would otherwise be received by such Holder as consideration for the shares of Stock to be sold in such Tag Along Sale or Drag Along Sale (as the case may be). The amount of such cash shall equal the Appraised Value of the Non-Cash Consideration that would otherwise be received by such Holder. The term "Appraised Value" means:

         (A) in respect of any share of capital stock included in the Non-Cash Consideration for which there is not a public market, the fair saleable value of such share of capital stock (determined without giving effect to the discount for (i) a minority interest or (ii) any lack of liquidity of such capital stock or to the fact that the company issuing such capital stock may have no class of equity registered under the Securities Exchange Act of 1934, as amended) as of the last day of the most recent fiscal month end based on the value of the Company, as determined by an investment banking firm of recognized national standing acceptable to the Holder (which acceptance shall not be unreasonably withheld or delayed) divided by the number of fully diluted shares of capital stock of such issuer;

         (B) in respect of any share of capital stock included in the Non-Cash Consideration for which there is a public market, the average of the daily market prices of such stock for 30 consecutive business days commencing 45 days before such date. The daily market price for each such business day shall be (i) the last sale price on such day on the principal stock exchange on which such capital stock is then listed or admitted to trading, (ii) if no sale takes place on such day on any such exchange, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange, (iii) if such capital stock is not then listed or admitted to trading on any stock exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the NASD selected mutually by the Holder and the Company or, if they cannot agree upon such selection, an investment banking firm of recognized national standing as selected by two such members of the NASD, one of which shall be selected by the Holder and one of which shall be selected by the Company; and

         (C) in respect of any property included in the Non-Cash Consideration other than those types described in paragraphs (A) and (B) above, the fair market value of such property as determined by an entity qualified to make such determinations acceptable to the Holder (which acceptance shall not be unreasonably withheld or delayed).

7.   Representations and Warranties.

     7.1 Conseco, CIHC, the Company, Green Tree Residual and Green Tree Five. Conseco, CIHC, the Company, Green Tree Residual and Green Tree Five hereby represent and warrant to Lehman as follows:

         (a Organization. Each of Conseco, CIHC, the Company, Green Tree Residual and Green Tree Five is a corporation duly organized, validly existing, and in good standing under the Laws (as defined below) of its jurisdiction of incorporation, and has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The term "Law" shall mean all laws, statutes, ordinances, Orders, and regulations of the United States of America or any state, commonwealth, city, county, or municipality thereof. The term "Order" shall mean an order, writ, ruling, judgment, directive, injunction or decree of any arbitrator, mediator or governmental or regulatory authority. Each of Conseco and the Company are operated as separate and independent corporations, and each maintains separate and independent (i) corporate books and records including but not limited to all matters related thereto and (ii) financial statements and balance sheets.

         (b Authority. The execution and delivery of this Agreement by Conseco, CIHC, Green Tree Residual, Green Tree Five and the Company and the performance by Conseco, CIHC, Green Tree Residual, Green Tree Five and the Company of their respective obligations under this Agreement and the Transaction Documents to which they are a party have been duly and validly authorized by all necessary corporate action on the part of Conseco, CIHC, Green Tree Residual, Green Tree Five and the Company. This Agreement (i) has been duly executed and delivered by Conseco, CIHC, Green Tree Residual, Green Tree Five and the Company, (ii) constitutes a legal, valid, and binding obligation of Conseco, CIHC, Green Tree Residual, Green Tree Five and the Company and (iii) is enforceable against Conseco, CIHC, Green Tree Residual, Green Tree Five and the Company in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought.

         (c Business Structure. Conseco and CIHC, on the one hand, and the Company, on the other, being separate and independent corporations, (i) have observed separate and independent corporate formalities related thereto and have separate and independent (A) business locations, (B) operating accounts, (C) employees, (D) assets and liabilities, and (E) proceeds from the sale of each entity's respective stock (it being recognized that an immaterial sharing of employees and facilities has occurred with an appropriate allocation of costs related thereto) and (ii) do not commingle funds or other assets.

         (d No Conflicts or Violations. The execution and delivery of this Agreement by Conseco, CIHC, Green Tree Residual, Green Tree Five and the Company do not, and the performance by Conseco, CIHC, Green Tree Residual, Green Tree Five and the Company of their respective obligations under this Agreement will not:

               (i) violate any term or provision of any Law applicable to Conseco, CIHC, Green Tree Residual, Green Tree Five or the Company or any of their respective subsidiaries, other than such violations that would not reasonably be expected to result in a Material Adverse Effect (as defined below) on the Company, CIHC, Green Tree Residual, Green Tree Five or Conseco;

               (ii) conflict with or result in a violation or breach of any of the provisions of the certificate of incorporation or bylaws of Conseco, CIHC, Green Tree Residual, Green Tree Five or the Company or any of their respective subsidiaries;

               (iii) conflict with or result in a violation or breach of, or constitute a default under, any contract or other agreement to which Conseco, CIHC, Green Tree Residual, Green Tree Five or the Company or any of their respective subsidiaries is a party other than such conflicts, violations, breaches or defaults that would not reasonably be expected to result in a Material Adverse Effect on the Company, CIHC, Green Tree Residual, Green Tree Five or Conseco; or

               (iv) require Conseco, CIHC, Green Tree Residual, Green Tree Five or the Company or any of their respective subsidiaries to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person (except disclosure of the transactions contemplated in this Agreement in public filings as may be required by applicable securities laws or stock exchange rules), other than those the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect on the Company, CIHC, Green Tree Residual, Green Tree Five or Conseco.

         The term "Material Adverse Effect" shall mean, as to any party hereto, any material adverse effect on (i) the assets, properties, business, licenses, income, condition (financial or otherwise) or results of the respective operations of such party, (ii) the transactions contemplated by this Agreement, (iii) the legality, validity or enforceability of this Agreement and the agreements and instruments to be entered into in connection herewith, or the realization of the rights and remedies thereunder, or (iv) the ability of such party to perform its respective obligations under this Agreement.

         (e Capitalization of the Company. As of the date hereof after giving effect to the transactions contemplated hereby, (i) the authorized capital stock of the Company consists of 1,000 shares of common stock, par value $.01 per share, of the Company ("Common Stock") and 1,000 shares of preferred stock, par value $.001 per share, of the Company and (ii) there are 103 shares of Common Stock issued and outstanding and 750 shares of Preferred Stock issued and outstanding. All issued and outstanding shares of Common Stock of the Company are duly authorized, validly issued, fully paid, and nonassessable and are owned beneficially and of record by CIHC and all issued and outstanding shares of Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and are owned beneficially and of record by Conseco. Conseco directly owns all of the issued and outstanding common stock of CIHC. There are no outstanding securities, rights (preemptive or other), subscriptions, calls, warrants, options, or other agreements (except for the warrant issued as of May 11, 2000 by the Company to Lehman (the "Warrant")) that give any Person the right to purchase or otherwise receive or be issued any shares of capital stock of the Company or CIHC or any security convertible into or exchangeable for any shares of capital stock of the Company or CIHC. Immediately after issuance of the Warrant, the shares of Common Stock into which the Warrant will be exercisable represented 5% of the fully diluted common stock of the Company (assuming full vesting, conversion, and exercise of all securities, options, warrants, and other rights).

         (f Charter Documents and Bylaws. The Company has heretofore made available to Lehman true and complete copies of the certificate of incorporation and bylaws of the Company, in each case as in effect on the date hereof after giving effect to the Effective Date.

         (g Intercompany Indebtedness. Schedule 7.1(g) hereto sets forth the amount and nature of all indebtedness for borrowed money owed by the Company to Conseco or any Affiliate thereof as of the date hereof.

         (h CIHC Guaranty. The obligations of CIHC under the CIHC Guaranty do and will rank at least pari passu in priority of payment with all other unsecured indebtedness of CIHC.

     7.2 Lehman. Lehman hereby represents and warrants to the Company, CIHC, Green Tree Residual, Green Tree Five and Conseco as follows:

         (a Organization. Lehman is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation, and has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

         (b Authority. The execution and delivery of this Agreement by Lehman and the performance by Lehman of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of Lehman. This Agreement (i) has been duly executed and delivered by Lehman, (ii) constitutes a legal, valid, and binding obligation of Lehman and (iii) is enforceable against Lehman in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought.

         (c No Conflicts or Violations. The execution and delivery of this Agreement by Lehman do not, and the performance by Lehman of its obligations under this Agreement will not:

               (i) violate any term or provision of any Law applicable to Lehman or any of its subsidiaries other than such violations that would not reasonably be expected to result in a Material Adverse Effect on Lehman;

               (ii) conflict with or result in a violation or breach of any of the provisions of the certificate of incorporation or bylaws of Lehman or any of its subsidiaries;

               (iii) conflict with or result in a violation or breach of, or constitute a default under, any contract or other agreement to which Lehman or any of its subsidiaries is a party, other than such conflicts, violations, breaches or defaults that would not reasonably be expected to result in a Material Adverse Effect on Lehman;

               (iv) require Lehman or any of its subsidiaries to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person, other than those the failure to obtain or make would not reasonably be expected to result in a Material Adverse Effect on Lehman.

8.   Survival of Representations and Warranties.

     8.1 Survival. Subject to Section 8.2 hereof, the representations and warranties respectively made by the parties in this Agreement will expire on the second anniversary hereof, except that the representations and warranties set forth in Sections 7.1(e) and 7.1(g) hereof will remain in full force and effect until the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive).

     8.2 Pursuit of Claims. Any breach of any representation or warranty as to which a bona fide claim for indemnification has not been asserted in accordance with Section 9.3 hereof during the applicable survival period set forth in
Section 8.1 hereof may not be pursued and is hereby irrevocably waived, except that if a claim for indemnification is made in accordance with Section 9.3 hereof before the expiration of the applicable survival period set forth in
Section 8.1 hereof, then (notwithstanding such survival period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

9.   Indemnification.

     9.1 Indemnification by Conseco and the Company. Subject to the provisions of Section 8 hereof, Conseco, CIHC and the Company shall jointly and severally indemnify, defend, and hold harmless the Lehman Indemnitees (as defined below) for any and all Damages (as defined below) resulting from or relating to (i) any breach by Conseco, CIHC, Green Tree Residual, Green Tree Finance or the Company of any covenant or agreement made by Conseco, CIHC, Green Trees Residual, Green Tree Finance, the Company or any Affiliate thereof that subsequently becomes a party to this Agreement, in this Agreement and (ii) any breach by Conseco, CIHC, Green Tree Residual, Green Tree Five, the Company or any Affiliate thereof that subsequently becomes a party to this Agreement of any representation or warranty contained in Section 9.1 of this Agreement. The term "Lehman Indemnitee" shall mean Lehman, any Affiliate of Lehman, and any officer, director, employee, agent, or other representative of such entities. The term "Damages" shall mean any and all monetary damages, liabilities, fines, fees, penalties, interest obligations, deficiencies, losses, costs, expenses (including reasonable fees and expenses of attorneys, accountants, actuaries, and other experts).

     9.2 Indemnification by Lehman. Subject to the provisions of Section 8 hereof, Lehman shall indemnify, defend, and hold harmless the Conseco Indemnitees (as defined below) for any and all Damages resulting from or relating to (i) any breach by Lehman of any covenant or agreement made by Lehman in this Agreement and (ii) any breach by Lehman of any representation or warranty contained in Section 7.2 of this Agreement. The term "Conseco Indemnitee" shall mean Conseco, any Affiliate of Conseco, and any officer, director, employee, agent, or other representative of such entities.

     9.3 Indemnification Procedures.

         (a If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to Section 9.1 or 9.2 hereof and such matter involves (i) any claim made against the Indemnitee by any Person other than any Lehman Indemnitee or Conseco Indemnitee or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against the Indemnitee by any Person other than any Lehman Indemnitee or Conseco Indemnitee, the Indemnitee shall give the Indemnifying Party prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding, which notice must (A) be given during the applicable survival period, (B) provide (with reasonable specificity) the basis on which indemnification is being asserted, (C) set forth the actual or good-faith estimated amount of Damages for which indemnification is being asserted, if known, and (D) be accompanied by copies of all relevant pleadings, demands, and other papers served on the Indemnitee. Failure to provide notice shall not relieve an Indemnifying Party of any obligation to provide indemnity hereunder, except to the extent that the Indemnifying Party is prejudiced by such failure in its efforts to defend such claim

         (b The Indemnifying Party shall have a period of 30 days after the delivery of each notice required by Section 9.3(a) hereof during which to respond to such notice. If the Indemnifying Party elects to defend the claim described in such notice or does not respond within such 30-day period, the Indemnifying Party shall be obligated to compromise or defend (and shall control the defense of) such claim, at its own expense and by counsel chosen by the Indemnifying Party. The Indemnitee shall cooperate fully with the Indemnifying Party and counsel for the Indemnifying Party in the defense against any such claim, and the Indemnitee shall have the right to participate at its own expense in the defense of any such claim. If the Indemnifying Party responds within such 30-day period and elects not to defend such claim, the Indemnitee shall be free to compromise or defend (and control the defense of) such claim and to pursue such remedies as may be available to the Indemnitee under applicable Law.

         (c Any compromise or settlement of any claim (whether defended by the Indemnitee or by the Indemnifying Party) shall require the prior written consent of the Indemnitee and the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If, however, the Indemnitee refuses to consent to a bona fide offer of compromise or settlement that the Indemnifying Party desires to accept, the Indemnitee may continue to pursue such claim, free of any participation by the Indemnifying Party, at the sole expense of the Indemnitee. In such event, the obligation of the Indemnifying Party to the Indemnitee will equal the lesser of (i) the amount of the offer of compromise of settlement that the Indemnifying Party desired to accept, plus the reasonable out-of-pocket expenses (except for expenses resulting from the Indemnitee's participation in any defense controlled by the Indemnifying Party) incurred by the Indemnitee before the date the Indemnifying Party notified the Indemnitee of the offer of compromise or settlement, or (ii) the actual out-of-pocket amount that the Indemnitee is obligated to pay as a result of the Indemnitee's continued pursuit of such claim, plus the reasonable out-of-pocket expenses incurred by the Indemnitee after the Indemnifying Party notified the Indemnitee of the offer of compromise or settlement, minus the reasonable out-of-pocket expenses incurred by the Indemnifying Party after such notice date.

         (d If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to Section 9.1 or 9.2 hereof and such matter involves a claim made by Lehman, Conseco or the Company, the Indemnitee shall give the Indemnifying Party prompt written notice of such claim, which notice must (i) be given during the applicable survival period, (ii) provide (with reasonable specificity) the bases for which indemnification is being asserted, and (iii) set forth the actual or good-faith estimated amount of Damages for which indemnification is being asserted. The Indemnifying Party will have a period of 30 days after the delivery of each notice required by this Section 9.3(d) during which to respond to such notice. If the Indemnifying Party accepts (in writing) full responsibility for the claim described in such notice, the Indemnifying Party shall pay upon demand to the Indemnitee the actual or estimated amount of Damages reflected in such notice. If the Indemnifying Party has disputed such claim or does not respond within such 30-day period, the Indemnifying Party and the Indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations within 30 days after such negotiations begin or if such negotiations are not initiated within 30 days after notice is given, either the Indemnifying Party or the Indemnitee may initiate litigation to resolve such disputes.

         (e The term "Indemnitee" shall mean a Person claiming indemnification under this Section 9. The term "Indemnifying Party" shall mean a Person against whom claims of indemnification are being asserted under this
     Section 9.

10.  Termination.

     10.1 Termination Events. This Agreement shall terminate and be of no further force or effect automatically and without any action of the parties hereto at such time as (i) all indebtedness under the Residual Facility Documents shall have been repaid in full in accordance with the terms of the Residual Facility Documents and all commitments thereunder terminated and obligations owing thereunder paid in full and (ii) the Company or an Affiliate shall have repurchased all of the Esoteric Assets (as defined in the Warehouse Facility Documents) and owned by Lehman Commercial Paper Inc. on the repurchase date in accordance with the terms of the Warehouse Facility Documents and Conseco and its Affiliates shall have taken all action necessary including, without limitation, the repurchase of other assets sold under the Warehouse Facility Documents in accordance with the terms thereof so that immediately after giving effect to such repurchases and actions, neither the Company nor Green Tree Five would be in default under the Warehouse Facility Documents and the aggregate amount of wet financing under Section 11(e) of the Repurchase Agreement then outstanding would not exceed $150 million.

     10.2 Effect of Termination. If this Agreement terminates pursuant to
Section 10.1 hereof, this Agreement shall become null and void except that, (a) the provisions of Sections 6, 10, 11, and 13 and the last sentence of Section
5.3 hereof will continue to apply following any such termination, and (b) no party hereto will be relieved of any Liability (as defined below) for Damages that such party may have to the other parties by reason of such party's breach of this Agreement (or any representation, warranty, covenant, or agreement included herein). The term "Liability" shall mean all debts, obligations, and other liabilities (including without limitation surplus relief transactions) of a person (whether known or unknown and whether absolute, accrued, contingent, fixed, or otherwise, or whether due or to become due).

11. Public Announcements. No party shall make any public announcement or media comment regarding the existence or subject matter of this Agreement without prior consultation with the other parties hereto, except as required by law, applicable regulation or the rules of any securities exchange on which a party's securities are publicly traded. Each party shall not, and shall cause its direct and indirect subsidiaries to not, issue any press release or make any other public announcement or filing regarding any matter associated with this Agreement or the matters described herein unless the other parties hereto have been afforded a reasonable opportunity to review such release or announcement.

12. Warrant. Lehman, the Company and Conseco shall negotiate in good faith for the exchange of the Warrant No. 1 to Purchase Common Stock of the Company issued on May 11, 2000 to Lehman with a warrant to purchase common stock of Conseco.

13.  Miscellaneous

     13.1 Notices. Any notice or other communication given pursuant to this Agreement must be in writing and (a) delivered personally, (b) sent by telefacsimile or other similar facsimile transmission, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

         (a If to Conseco, CIHC, Green Tree Residual, Green Tree Five or the
     Company:

                      Conseco, Inc.
                      11825 North Pennsylvania Street
                      Carmel, IN 46032
                      Attention: Gary C. Wendt, Chairman of the Board
                      Facsimile:  317-817-6327

                 With a copy to:

                      Conseco, Inc.
                      11825 North Pennsylvania Street
                      Carmel, IN  46032
                      Attention:  David K. Herzog, Executive Vice President
                        and Secretary
                      Facsimile: 317-817-6327

         (b If to Lehman:

                      Lehman Brothers Holdings Inc.
                      3 World Financial Center
                      New York, NY  10285
                      Attention:  Kurt Locher, Managing Director - FAS
                      Facsimile: 212-526-8579

                 and to:

                      Lehman Brothers Holdings Inc.
                      3 World Financial Center
                      New York, NY  10285
                      Attention:  Vincent Primiano
                      Facsimile:  212-526-0035

                 With a copy to:

                      Weil, Gotshal & Manges LLP
                      767 Fifth Avenue
                      New York, NY  10153
                      Attention:  Paul R. Lovejoy
                      Facsimile:  212-310-8007

         (c All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section will (A) if delivered personally or by overnight express, be deemed given upon delivery; (B) if delivered by telefacsimile or similar facsimile transmission, be deemed given when electronically confirmed; and (C) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof

     13.2 Entire Agreement. Except for any Transaction Document or related agreement executed by Lehman, Green Tree Residual, Green Tree Five, Conseco and/or the Company prior hereto or concurrently herewith, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

     13.3 Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

     13.4 Brokers.

         (a Indemnification by Conseco and the Company. Conseco and the Company shall jointly and severally indemnify and hold harmless each Lehman Indemnitee in respect of any and all claims or demands for commission, compensation, or other Damages by any broker, finder, or other agent (whether or not a present or former employee or agent of either of Conseco or the Company) claiming to have been engaged by Conseco, the Company or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, and Conseco and the Company shall bear the cost of the reasonable out-of-pocket expenses incurred by each Lehman Indemnitee in investigating, defending against, or appealing any such claim or demand.

         (b Indemnification by Lehman. Lehman shall indemnify and hold harmless each Conseco Indemnitee in respect of any and all claims or demands for commission, compensation, or other Damages by any broker, finder, or other agent (whether or not a present or former employee or agent of Lehman) claiming to have been engaged by Lehman or any Affiliate of Lehman in connection with the transactions contemplated by this Agreement, and Lehman shall bear the cost of the reasonable out-of-pocket expenses incurred by each Conseco Indemnitee in investigating, defending against, or appealing any such claim or demand.

     13.5 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under this Agreement, or by Law or otherwise afforded, will be cumulative and not alternative.

     13.6 Amendment. This Agreement may be modified or amended only by a writing duly executed by or on behalf of all of the parties hereto.

     13.7 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

     13.8 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of Conseco, the Company, CIHC, Green Tree Residual, Green Tree Five and Lehman, and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

     13.9 Governing Law; Venue. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York applicable to a Contract executed and performable in such state. EXCLUSIVE VENUE FOR ANY ACTION RELATING TO THIS AGREEMENT SHALL BE MAINTAINED IN ANY FEDERAL OR STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK. EACH PARTY HEREBY CONSENTS TO PERSONAL JURISDICTION AND SERVICE OF PROCESS IN THE STATE OF NEW YORK FOR MATTERS BETWEEN THE PARTIES HERETO THAT ARISE OUT OF THIS AGREEMENT.

     13.10 Binding Effect. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

     13.11 No Assignment. Neither this Agreement nor any right or obligation hereunder or part hereof may be assigned by any parties hereto without the prior written consent of the other parties hereto (and any attempt to do so will be void), except (a) as otherwise specifically provided herein and (b) that Lehman may assign all or any part of its rights or obligations hereunder to one or more of its Affiliates without the consent of the other parties hereto, provided however, that such assignment shall not relieve Lehman of its responsibilities hereunder.

     13.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of the parties hereto will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

     13.13 Amendment and Restatement. Upon its effectiveness, this Agreement amends and restates in its entirety the Original Agreement. This Agreement does not constitute and shall not be construed to evidence a novation or termination of the Original Agreement.

     13.14 Headings. The headings of the Sections of this Agreement have been inserted for convenience of reference only, are not intended to be considered a part hereof, and shall not modify or restrict any term or provision hereof.

     13.15 Specific Performance. The parties recognize that if any of the parties hereto refuses to perform under the provisions of this Agreement (each, a "Breaching Party"), monetary damages alone will not be adequate to compensate the other parties for their injury. Each party hereto that has not refused to perform under the provisions of this Agreement required to be performed by it (each, a "Non-Breaching Party") shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any such action is brought by any party to enforce this Agreement, any Breaching Parties shall waive the defense that there is an adequate remedy at law. In the event of a default by any party which results in the filing of a lawsuit for damages, specific performances, or other remedies, any Non-Breaching

Parties shall be entitled to reimbursement by any Breaching Parties of reasonable legal fees and expenses incurred by such Non-Breaching Party.

     13.16 Releases. In further consideration of the execution of this Agreement, each of Conseco, CIHC, the Company, Green Tree Five and Green Tree Residual hereby release Lehman and its affiliates, officers, employees, directors, agents and attorneys (collectively, the "Releasees" from any and all claims, demands, liabilities, responsibilities, disputes, causes of action (whether at law or equity) and obligations of every nature whatsoever whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent that any of such Persons may have against Releasees which arise solely from or relate to any Transaction Document (other than the New Bank Facility Documents), to the extent arising out of, or relating to, actions, dealings or matters occurring on or prior to the date hereof (including, without limitation, any actions or inactions which Releasees may have taken prior to the date hereof); provided that such release shall in no manner amend, terminate, alter or release any contractual right any party may have with respect to any Releasee with respect to the terms and provisions of (a) agreements related to financial advisory services, (b) that certain letter agreement by and between Lehman and the Company dated May 11, 2000, (c) underwriting or placement agreements entered into in connection with the sale of securities and (d) the Warrant referred to in Section 12.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first written above by the duly authorized representatives of the parties hereto.

                                  CONSECO, INC.


                                  By:     /s/ James S. Adams
                                          -------------------------------------
                                  Name:   James S. Adams
                                  Title:  Senior Vice President, Chief
                                            Accounting Officer and Treasurer


                                  CONSECO FINANCE CORP.


                                  By:     /s/ James S. Adams
                                          -------------------------------------
                                  Name:   James S. Adams
                                  Title:  Senior Vice President and Chief
                                            Accounting Officer


                                  LEHMAN BROTHERS HOLDINGS INC.


                                  By:     /s/ Vincent Primiano
                                          -------------------------------------
                                  Name:   Vincent Primiano
                                  Title:  Vice President


                                  CIHC, INCORPORATED

                                  By:     /s/ David A. Hill
                                          -------------------------------------
                                  Name:   David A. Hill
                                  Title:  Vice President


                                  GREEN TREE RESIDUAL FINANCE CORP. I


                                  By:     /s/ Phyllis A. Knight
                                          -------------------------------------
                                  Name:   Phyllis A. Knight
                                  Title:  Senior Vice President and Treasurer


                                  GREEN TREE FINANCE CORP. - FIVE


                                  By:     /s/ Phyllis A. Knight
                                          -------------------------------------
                                  Name:   Phyllis A. Knight
                                  Title:  Senior Vice President and Treasurer

                                                                      Exhibit A





                 Permitted Dividends, Distributions and Transfers

     1. The Company may pay interest and scheduled payments of principal under the Intercompany Note in accordance with the terms thereof.

     2. The Company may make customary and usual payments to Conseco for products and services provided by Conseco to or for the benefit of the Company consistent with past practices consistently applied, provided that the Company shall have at least ten business days in which to cure any failure to pay any such amount on the date such payment was requested.

     3. The Company may make payments to Conseco under the Tax Sharing Agreement in accordance with the terms of such agreement.

     4. The Company may repay loans made by Conseco pursuant to Section 2.3(iii) provided that (a) at the time of such repayment the Company shall be Solvent before and after giving effect to such repayment, (b) no Default or Event of Default shall have occurred and be continuing or would result therefrom under any Transaction Document, and (c) in the case of amounts to be repaid exceeding $200,000,000 in the aggregate, the Minimum Liquidity Amount Test shall be satisfied before and after giving effect to such repayment and Lehman shall have received the items required pursuant to Section 4.1(d). For purposes hereof, "Solvent" means, with respect to the Company, that the value of the assets of the Company (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of the Company as of such date, and that, as of such date, the Company is able to pay all liabilities of it as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     5.  The Company may (a) prepay principal owed under the Intercompany Note,
         (b) pay dividends to its Stockholder(s) and (c) make other distributions to Conseco, provided that the Minimum Liquidity Amount Test shall be satisfied before and after giving effect to each such prepayment, dividend or other distribution, Lehman shall have received the items required pursuant to Section 4.1(d) and no Default or Event of Default shall have occurred and be continuing or would result therefrom under any Transaction Document, and provided further that the Company shall not purchase, redeem, retire, defease or otherwise acquire for value or establish a sinking fund with respect to any Preferred Stock unless and until (i) all amounts due and owing by the Company under the Intercompany Note shall have been paid in full and the Intercompany Note shall be cancelled and (ii) all amounts due and owing by Conseco or any of its Affiliates to the Company or any subsidiary thereof shall have been paid in full.

        Schedule I Certain Asset Sales and Other Liquidity Raising Events


     Certain Asset Sales
     -------------------

     VISA/MC Portfolio
     ABL Portfolio
     Vendor Services
     Truck Portfolio


     Other Liquidity Raising Events
     ------------------------------

     Reduction/Elimination of Ineligible Inventory in an aggregate amount not to exceed $25,000,000
     Sale/Contribution of Private Label Credit Cards to Conseco Bank, Inc. Increase in Lehman Residual Facility ($100 million)/Pledge of Additional
        Securities
     Re-instatement of US Bank Credit Line
     Reduction of Dealer Floorplan Overconcentrations in Master Trust Renegotiate Repo Lines with Merrill Lynch
     Financing/Sale of Insurance Receivables

                 Schedule 7.1(g)Indebtedness for Borrowed Money



           Principal balance as of  September 22, 2000          $1,460,799,080

              Including:

                 Total cash advances of                         $5,819,200,000
                 Total cash payments of                         (3,812,266,995)
                 Conversion to Preferred Stock                    (750,000,000)
                 Money borrowed for intercompany fees               61,279,246
                 Capitalized interest                              142,586,829